UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2005

Healthaxis Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

0-13591	23-2214195
(Commission File Number)	(IRS Employer Identification No.)

7301 N. State Highway 161, Suite 300, Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(972) 443-5000

(Registrant’s Telephone Number, Including Area Code)

5215 N. O’Connor Blvd., 800 Central Tower, Irving, Texas 75039

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

The Company furnished to the Securities and Exchange Commission (“SEC”) a current report on Form 8-K dated March 30, 2005, in which it disclosed, in Exhibit 99.1, a press release dated March 30, 2005, announcing the Company’s 2004 financial results. Pursuant to a Form 8-K filed with the SEC on October 27, 2005, the Company disclosed under Item 4.02 that its Consolidated Financial Statements for the year ended December 31, 2004 should no longer be relied upon to the extent necessary to address the two issues described below. The Company has addressed these issues through the restatement of its Consolidated Financial Statements for the year ended December 31, 2004, which are set forth in full in the Company’s Form 10-K/A for the year ended December 31, 2004, as filed with the SEC on November 10, 2005. This Form 8-K/A describes the changes made to the Company’s Consolidated Financial Statements for the year ended December 31, 2004.

Item 2.02 Results of Operations and Financial Condition

On July 29, 2005, the SEC, as part of a regular review of the Company’s Form 10-K for year ended December 31, 2004 and Forms 10-Q and Forms 8-K filed earlier in 2005, requested that the Company provide supplemental information regarding six accounting and financial disclosure matters. Most of the SEC’s questions were answered and resolved without further comment. Two comments, however, required the Company to modify its prior and ongoing Consolidated Financial Statements.

One item relates to classification of our payments on a promissory note issued to UICI on September 30, 2003. Because UICI is also a customer of the Company, the promissory note provides for monthly payments to be made to UICI through an offset provision against Healthaxis accounts receivable. Therefore, each month the Company nets the periodic debt payment it owes UICI against accounts receivable from UICI for services rendered. The Company previously reported this repayment procedure in its Consolidated Statements of Cash Flows by reporting a collection in accounts receivable as an increase in working capital, and a source of operating cash flows. It reported the same amount, net of interest, as a payment on the long-term debt as a financing transaction. Payments made in this fashion should have been netted against accounts receivable and reflected as non-cash financing transactions in the Consolidated Statements of Cash Flows for the year ended December 31, 2004, and the Company has therefore reclassified payments accordingly. Cash used in operations, originally reported as $2.2 million, has been amended to $2.8 million. Conversely, cash used in financing activities, originally reported at $841,000, has been amended to $223,000.

The second item relates to the calculation of the fair value of the Company’s modified preferred stock and warrants. In June 2004, Healthaxis closed a transaction modifying the terms of its Series A Convertible Preferred Stock and providing for the issuance to its preferred shareholders of warrants to purchase shares of the Company’s common stock. The Company initially recorded this transaction using the estimated fair value that it calculated by performing a valuation of the modified preferred stock and warrants. The valuation was supported by an independent expert engaged by the Company. The Company has now concluded that the estimated fair value of the preferred stock (convertible into shares of common stock on a one-for-one basis) should be based upon the quoted market price of the Company’s common stock on the date of the transaction. The impact of this adjustment is to change the net loss attributable to common shareholders from $5.7 million ($1.99 per share) to $9.9 million ($3.48 per share) on the Consolidated Statements of Operations for the year ended December 31, 2004.

There is no impact to the Consolidated Balance Sheets or to the Company’s stockholders equity or net loss, as reported in the originally furnished Form 8-K, as a result of the adjustments described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 10, 2005

HEALTHAXIS INC.

By:	/s/ Jimmy D. Taylor Jimmy D. Taylor Chief Financial Officer